Exhibit 99.1
OpenText Completes US$150 Million Divestiture of Non-Core Vertica to Rocket Software
Transaction advances OpenText's strategy, divesting non-core structured data analytics platform
WATERLOO, ON – May 11, 2026 – Open Text™ Corporation (NASDAQ/TSX: OTEX), a global leader in data management for enterprise AI, today announced the completion of its divestiture of Vertica to Rocket Software Inc., a Bain Capital portfolio company, for US$150 million in cash before taxes, fees, and other adjustments.
"This transaction is consistent with our non-core divestiture strategy and our disciplined approach to capital allocation. The divestiture of Vertica demonstrates that commitment in action, allowing us to concentrate investment in our core businesses,” Ayman Antoun, Chief Executive Officer, OpenText. “This is how we optimize to grow and deliver sustained value creation for our clients, partners, and shareholders."
OpenText intends to use the net proceeds from the divestiture to reduce outstanding debt.
Under the terms of the agreement, the software, client contracts, and associated services and employees will be transferred to Rocket Software.
About OpenText
OpenText™ is a global leader in data management for enterprise AI, helping organizations protect, govern, and activate their data with confidence. Our technologies turn data into information with context to form the knowledge base for enterprise AI. Learn more at www.opentext.com.
Certain statements in this press release may contain words considered forward-looking statements or information under applicable securities laws. These statements are based on OpenText's current expectations, estimates, forecasts and projections about the operating environment, economies and markets in which the company operates. These statements are subject to important assumptions, risks and uncertainties that are difficult to predict, and the actual outcome may be materially different. OpenText's assumptions, although considered reasonable by the company at the date of this press release, may prove to be inaccurate and consequently its actual results could differ materially from the expectations set out herein. For additional information with respect to risks and other factors which could occur, see OpenText's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other securities filings with the SEC and other securities regulators. Readers are cautioned not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Unless otherwise required by applicable securities laws, OpenText disclaims any intention or obligations to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Further, readers should note that we may announce information using our website, press releases, securities law filings, public conference calls, webcasts and the social media channels identified on the Investors section of our website (https://investors.opentext.com). Such social media channels may include the Company's or our CEO's blog, X, formerly known as Twitter, account or LinkedIn account. The information posted through such channels may be material. Accordingly, readers should monitor such channels in addition to our other forms of communication.
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Contact
Amelia Vierra
OpenText
media@opentext.com

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